Exhibit 14.1

Snow Lake Resources Ltd.

Code of Business Conduct & Ethics

Purpose of this code

i)	This Code of Business Conduct and Ethics ("Code") is intended to document the principles of conduct and ethics to be followed by the employees, contractors, consultants, officers and directors of Snow Lake Resources Ltd. and its subsidiaries (collectively, the "Corporation"). This Code applies equally, without limiting the generality of the foregoing, to all permanent, contract, secondment and temporary agency employees who are on assignments with the Corporation, as well as to consultants to the Corporation. Its purpose is to: i) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts between personal and professional interests; ii) promote avoidance of conflicts of interest; iii) promote disclosure in writing to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict; iv) promote full, fair, accurate, true, timely and understandable disclosure in reports and documents that the Corporation issues or files with, or submits to, the securities regulators and in all public communications made by the Corporation; v) promote compliance with applicable governmental laws, rules and regulations; vi) promote the prompt internal reporting to an appropriate person of violations of this Code and provide mechanisms to report unethical conduct; vii) promote accountability for adherence to this Code; viii) promote respect for local communities and customs; ix) avoid discrimination and nepotism; x) promote a positive work environment and atmosphere; xi) promote compliance with laws applicable in the jurisdictions in which the Corporation operates; xii) provide guidance to employees, contractors, consultants, officers and directors of the Corporation to help them recognize and deal with ethical issues; and xiii) help foster a culture of honesty and accountability within the Corporation.

ii)	The Corporation will expect all its directors, officers, employees, contractors and consultants to, at all times, comply and act in accordance with the principles stated herein.

Violations of this Code by any director, officer, employee, contractor or consultant are grounds for disciplinary action, which may include immediate termination of employment, provision of services, position as an officer of the Corporation, or, in the case of a director, a request for the director’s resignation.

Workplace

iii)	Non-Discriminatory Environment

The Corporation fosters a work environment in which all individuals are treated with respect and dignity. The Corporation is an equal opportunity employer and does not discriminate against directors, officers, employees, contractors, consultants, or potential employees, or other service providers, on the basis of race, color, religion, sex, national origin, age, sexual orientation or disability or any other category protected by Canadian federal or provincial laws and regulations, or any laws or regulations applicable in the jurisdiction where such directors, officers, employees, contractors, or consultants are located. The Corporation will make reasonable accommodations for its employees in compliance with applicable laws and regulations. The Corporation is committed to actions and policies to assure fair employment, including equal treatment in hiring, promotion, training, compensation, termination and corrective action and will not tolerate discrimination by its employees and agents.

iv)	Harassment-Free Workplace

The Corporation will not tolerate any harassment of its employees, customers or suppliers.

v)	Substance Abuse The Corporation is committed to maintaining a safe and healthy work environment free of substance abuse. Employees, officers and directors of the Corporation are expected to perform their responsibilities in a professional manner and, to the degree that job performance or judgment may be hindered, be free from the effects of drugs and/or alcohol.

vi)	Workplace Violence The workplace must be free from violent behaviour. Threatening, intimidating or aggressive behaviour, as well as bullying, subjecting to ridicule or other similar behaviour toward fellow employees or others in the workplace will not be tolerated.

vii)	Employment of Relatives The Corporation discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence. Employment of more than one relative at an office of the Corporation or other premises is permissible but the direct supervision of one relative by another is not permitted unless otherwise authorized by the Chief Executive Officer (“CEO”), the Chairman of the Board and, if any, the Lead Director. Except for summer and co-op students, indirect supervision of a family member by another is also discouraged and requires the prior approval of the CEO and the Chairman of the Board. If such employment is allowed, any personnel actions affecting that employee must also be reviewed and endorsed by the CEO. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal or familial fashion with an employee, consultant, officer or director. If a question arises about whether a relationship is covered by this Code, the CEO will determine whether an applicant or transferee's acknowledged relationship is covered by this Code. Wilful withholding information regarding a prohibited relationship or reporting arrangement will be subject to corrective action. If a prohibited relationship exists or develops between two employees, the employee in the senior position must bring this to the attention of his/her supervisor. The Corporation retains the prerogative to separate the working arrangements of the individuals at the earliest possible time.

viii)	Child Labour The Corporation does not and will not employ children. The Corporation defines a child as anyone under the age of sixteen. If local law is more restrictive than Corporation policy, the Corporation will comply with the letter and the spirit of the local law.

ix)	Environmental, Safety, and Occupational Health Practices Sound environmental, safety and occupational health management practices are in the best interests of the Corporation, its employees, officers, directors, shareholders and the communities in which it operates. The Corporation is committed to conducting its business in accordance with recognized industry standards and to meeting or exceeding all applicable environmental and occupational health and safety laws and regulations.

THIRD PARTY RELATIONSHIPS

x)	Conflicts of Interest Directors, officers, employees, contractors or consultants of the Corporation are required to act with honesty and integrity and to avoid any relationship or activity that might create, or appear to create, a conflict between their personal interests and the interests of the Corporation. Employees, contractors and consultants must disclose promptly in writing possible conflicts of interest to their supervisor, or if the supervisor is involved in the conflict of interest, to the CEO. Directors or officers of the Corporation shall disclose in writing conflicts of interest to the lead director or Chairman of the Corporation or request to have entered in the minutes of meetings of the Board the nature and extent of such interest. Conflicts of interest arise where an individual's position or responsibilities with the Corporation present an opportunity for personal gain apart from the normal rewards of employment, provision of services, officership or directorship, to the detriment of the Corporation. They also arise where an individual's personal interests are inconsistent with those of the Corporation and create conflicting loyalties. Such conflicting loyalties can cause a director, officer, employee, contractor or consultant to give preference to personal interests in situations where corporate responsibilities should come first. Directors, officers, employees, contractors or consultants of the Corporation shall perform the responsibilities of their positions on the basis of what is in the best interests of the Corporation and free from the influence of personal considerations and relationships. If a conflict of interest arises or exists, and there is no failure of good faith on the part of the employee, contractor, consultant, officer or director, the Corporation’s policy generally will be to allow a reasonable amount of time for the employee, contractor, consultant, officer or director to correct the situation in order to prevent undue hardship or loss; however, all decisions in this regard will be at the discretion of the CEO, whose primary concern in exercising such discretion will be in the best interests of the Corporation. Directors, officers, employees, contractors or consultants of the Corporation shall not acquire any property, security or any business interest, which they know that the Corporation is interested in acquiring. Moreover, based on advance information, directors, officers, employees, contractors or consultants of the Corporation shall not acquire any property, security or business interest, which they know the Corporation is interested in acquiring, for speculation or investment. It is not, however, typically considered a conflict of interest if a director, officer, employee, contractor or consultant acquires an interest in a competitor, customer or supplier that is listed on a stock exchange so long as the total value of the investment is less than 5% of the outstanding stock of the Corporation and the amount of the investment is not so significant that it would affect the person's business judgment on behalf of the Corporation.

xi)	Gifts and Entertainment

Directors, officers, employees, contractors or consultants of the Corporation or their immediate families shall not use their position with the Corporation to solicit any cash, gifts or free services from any of the Corporation's customers, suppliers or contractors for their personal benefit, or for the personal benefit of their immediate family or friends. Gifts or entertainment from others should not be accepted if they could be reasonably considered to be extravagant or otherwise improperly influence the Corporation's business relationship with or create an obligation to a customer, supplier or contractor. Employees must inform their immediate superior of gifts and entertainment received within a reasonable period not exceeding one (1) month from receipt. The following are guidelines regarding gifts and entertainment given to directors, officers, employees, contractors or consultants of the Corporation or given to others outside of the Corporation by the Corporation:

i)	nominal gifts and entertainment, such as logo items, pens, calendars, caps, shirts and mugs are acceptable;

ii)	nominal gifts and entertainment should be infrequent, are appropriate to the business responsibilities of the individuals involved and are within the limits of reciprocation as a normal business expense;

iii)	it is never permissible to accept a gift in cash or cash equivalents (i.e. shares or other forms of marketable securities) of any amount;

iv)	reasonable invitations to business-related meetings, conventions, conferences or product training seminars may be accepted;

v)	invitations to social, cultural or sporting events may be accepted if the attendance serves a customary business purpose such as networking (e.g. meals, holiday parties and tickets); and

vi)	invitations to other events or trips that are usual and customary for the individual's position within the organization and the industry and promotes good working relationships (such as closing dinners and trips) may be accepted provided, in the case of employees contractors or consultants, they are approved in advance by their supervisor.

xii)	Competitive Practices

The Corporation complies with and supports laws of all jurisdictions, which prohibit restraints of trade, unfair practices, or abuse of economic power. The Corporation will not enter into arrangements that unlawfully restrict its ability to compete with other businesses, or the ability of any other business organization to compete freely with the Corporation, except as approved by the Board or as provided for under confidentiality agreements or other written agreements that contain an area of interest clause. The Corporation's policy also prohibits its directors, officers, employees, contractors or consultants from entering into or discussing any unlawful arrangement or understanding that may result in unfair business practices or anti-competitive behaviour.

xiii)	Supplier and Contractor Relationships

The Corporation selects its suppliers, consultants and contractors in a non- discriminatory manner based on quality, cost and service. Decisions must never be based on personal interests or the interests of family members or friends. All Directors, officers, employees, contractors or consultants are required to conduct themselves in a business-like manner that promotes equal opportunity and prohibits discriminatory practices. Conducting business of the Corporation with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, should be avoided. If such a related party transaction is unavoidable, the nature of the related-party transaction should be disclosed to the CEO. If it is determined to be material to the Corporation, the Audit Committee must review and approve in writing in advance such related party transactions. The most significant related party transactions, particularly those involving the Corporation's directors or executive officers, must be reviewed and approved in writing in advance by the Board. The Corporation must report all such material related party transactions under applicable accounting rules, securities laws and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that preferential treatment is not given to that business. Employees, contractors and consultants must inform their supervisors, and officers and directors must inform the Chairman of the Audit Committee, of any relationships that appear to create a conflict of interest.

xiv)	Public Relations

The Corporation's CEO, Chief Operating Officer (the “COO”), Chief Financial Officer (the “CFO”), and such other persons appointed by the CEO, are responsible for all public relations, including all contact with the media. Unless a director, officer, employee, contractor or consultant is specifically authorized to represent the Corporation to the media, such person may not respond to inquiries or requests for information. This includes newspapers, magazines, trade publications, radio and television as well as any other external sources requesting information about the Corporation. If the media contacts a director, officer, employee, contractor or consultant about any topic, such person should immediately refer the call to one of the Disclosure Representatives. Employees should not post information relating to the Corporation on any social media sites such as Facebook, Twitter or Internet chat rooms, unless so directed by a person responsible for public relations. Further, if an employee encounters information about the Corporation on a social media site or the Internet, they should forward that information to the CEO. Employees must be careful not to disclose confidential or business information through public or casual discussions to the media or others.

xv)	Business and Government Relations

Directors, officers, employees, contractors or consultants of the Corporation may participate in the political process as private citizens. It is important to separate personal political activity and the Corporation's political activities, if any, in order to comply with the appropriate rules and regulations relating to lobbying or attempting to influence government officials. Please refer to the Corporation’s Anti-Bribery and Anti-Corruption Policy for guidance regarding political contributions. If you are in doubt about the legitimacy of a payment or a gift of any kind that you have been requested to make, refer such situations to the CEO. In addition, the Corporation, its directors, officers, employees, contractors and consultants are strictly prohibited from attempting to influence any person's testimony in any manner whatsoever in courts of justice or any administrative tribunals or other government bodies.

xvi)	Officerships and Directorships Employees and officers of the Corporation shall not act as officers or directors of any other corporate entity or organization, public or private, without the prior approval of the CEO in the case of employees, other than the CEO, and the Lead Director or Chairman in the case of the CEO. Serving as a trustee, director or a similar position for a government agency or an outside entity, may create a conflict of interest. Being a trustee or director or serving on a standing committee of some organizations, including government or non-governmental agencies, charities and non-profit organizations, may also create a conflict. On or before accepting an appointment to the board or a committee of any entity, a director, officer, employee, contractor or consultant should consider whether it creates a conflict of interest with reference to the factors considered above under the heading "Third Party Relationships - Conflicts of Interest", including whether the appointment would detract from his or her ability to devote appropriate time and attention to his or her responsibilities with the Corporation. LEGAL COMPLIANCE

xvii)	Compliance with Laws, Rules and Regulations

Directors, officers, employees, contractors or consultants of the Corporation are expected to comply in good faith at all times with all applicable laws, rules and regulations and to behave in an ethical manner.

xviii)	Compliance with Insider Trading Laws and Timely disclosure

Employees, consultants, contractors, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Corporation’s business. All non-public information about the Corporation should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others, including family members, who might make an investment decision on the basis of this information, is not only unethical but also illegal. Directors, officers, employees, contractors or consultants of the Corporation are required to comply with policies and procedures applicable to them that are adopted by the Corporation from time to time and provide full, fair, accurate, understandable and timely disclosure in reports and documents filed with, or submitted to, securities regulatory authorities and other materials that are made available to the investing public. Directors, officers, employees, contractors or consultants of the Corporation must cooperate fully with those responsible for preparing reports filed with the securities regulatory authorities and all other materials that are made available to the investing public to ensure those persons are aware in a timely manner of all information that is required to be disclosed. Employees, officers, contractors, consultants and directors of the Corporation should also cooperate fully with the independent auditors in their audits and in assisting in the preparation of financial disclosure.

OPPORTUNITIES, INFORMATION AND RECORDS

xix)	Confidential and Proprietary Information and Trade Secrets

Directors, officers, employees, contractors or consultants of the Corporation may be exposed to certain opportunities brought to the Corporation and information that is considered confidential by the Corporation, or may be involved in the design or development of new procedures related to the business of the Corporation. All such opportunities, information and procedures, whether or not the subject of copyright or patent, are the sole property of the Corporation. Directors, officers, employees, contractors or consultants shall not appropriate corporate opportunities for their own use or disclose confidential information to persons outside the Corporation, including family members, and should share it only with other persons when explicitly authorized pursuant to the Corporation’s disclosure policy or when legally required. Directors, officers, employees, contractors or consultants of the Corporation are responsible and accountable for safeguarding the Corporation's documents and information to which they have direct or indirect access as a result of their employment, provision of services, officership or directorship with the Corporation. Unauthorized use or distribution of this information violates the Code. It is also illegal and could result in civil or criminal penalties.

xx)	Financial Reporting and Records The Corporation maintains a high standard of accuracy and completeness in its financial records. These records serve as a basis for managing the Corporation's business and are crucial for meeting obligations to employees, contractors, consultants, investors and others, as well as for compliance with regulatory, tax, financial reporting and other legal requirements. Employees, contractors, consultants, officers and directors of the Corporation who make entries into business records or who issue regulatory or financial reports, have a responsibility to fairly present all information in a truthful, accurate and timely manner. No employee, contractor, consultant, officer or director shall exert any influence over, coerce, mislead or in any way manipulate or attempt to manipulate the independent auditors of the Corporation.

xxi)	Record Retention

The Corporation strives to maintain all records in accordance with laws and regulations regarding retention of business records. The term "business records" covers a broad range of files, reports, business plans, receipts, policies and communications, including hard copy, electronic, audio recording, microfiche and microfilm files whether maintained at work or at home. The Corporation prohibits the unauthorized destruction of or tampering with any records, whether written or in electronic form, where the Corporation is required by law or government regulation to maintain such records or where it has reason to know of a threatened or pending government investigation or litigation relating to such records.

ASSETS OF THE CORPORATION

xxii)	Use of Corporation's Assets/Opportunities

The use of Corporation assets or opportunities for individual profit or any unlawful unauthorized personal or unethical purpose is prohibited. The Corporation's assets include its reputation, trademarks and name, your time at work and work productivity, as well as information, technology, intellectual assets, buildings, land, equipment, machines, software and cash, all of which must be used only for business purposes except as provided by this Code or approved by the CEO.

xxiii)	Destruction of Assets and Theft

Directors, officers, employees, contractors or consultants of the Corporation shall not intentionally damage or destroy the assets of the Corporation or others, or commit theft.

xxiv)	Intellectual Property of Others Directors, officers, employees, contractors or consultants of the Corporation may not reproduce, distribute, or alter copyrighted materials without permission of the copyright owner or its authorized agents. Software used in connection with the Corporation's business must be properly licensed and used only in accordance with that license.

xxv)	Information Technology

The Corporation's information technology systems, including computers, e-mail, intranet and internet access, telephones and voice mail are the property of the Corporation and are to be used primarily for business purposes. The Corporation's information technology systems may be used for minor or incidental reasonable personal messages provided that such use is kept at a minimum, is in compliance with the Corporation's policies generally and does not interfere with the Corporation's business. The Corporation may take reasonable steps to ensure the security of information and monitor the use of information technology resources as the inappropriate use of these resources may not only interfere with carrying on the Corporation's business but may also jeopardize the Corporation's reputation or compliance with regulatory requirements. The Corporation acknowledges that from time to time the personal use of information technology resources may be necessary; however, such use should not impact business activities. Directors, officers, employees, contractors or consultants of the Corporation may not use the Corporation's information technology systems to:

i)	allow others to gain access to the Corporation's information technology systems without the formal written approval of the CEO;

ii)	send harassing, threatening or obscene messages;

iii)	send chain letters;

iv)	use information technology for individual profit or any unlawful, unauthorized or unethical purpose;

v)	reproduce, distribute or alter copyrighted materials without the permission of the copyright owner;

vi)	make personal or group solicitations unless authorized by a senior officer; or

vii)	conduct personal commercial business.

USING THIS CODE AND REPORTING VIOLATIONS

It is the responsibility of all directors, officers, employees, contractors and consultants of the Corporation to understand and comply with this Code. Upon receipt of this Policy, you are required to complete the Receipt and Acknowledgement attached as Schedule “A” to this Policy. Any waiver from any part of this Code for employees, contractors or consultants requires the approval of the CEO of the Corporation. Any waiver from any part of this Code for officers or directors requires the express approval of the Board and, if required by applicable securities regulatory authorities, public disclosure. If you observe or become aware of an actual or potential violation of this Code or of any law or regulation, whether committed by employees of the Corporation or by others associated with the Corporation, it is your responsibility to report the circumstances as outlined herein and to cooperate with any investigation by the Corporation. This Code is designed to provide an atmosphere of open communication for compliance issues and to ensure that directors, officers, employees, contractors or consultants acting in good faith have the means to report actual or potential violations.

WAIVERS OF THIS CODE

From time to time, the Corporation may waive certain provisions of this code. Waivers generally may only be granted by the CEO or the Chairman of the Board or the Lead Director, if any, or the Chairman of the Audit Committee; however, any waiver of the provisions of this Code for officers, and directors may be made only by the Board or a designated Committee of the Board and will be disclosed to shareholders as required by applicable rules and regulations.

CODE REVIEW

The Board will annually review and reassess the adequacy of this policy and submit any recommended changes to the Board for approval.

RECEIPT AND ACKNOWLEDGEMENT

I,___________________________, hereby acknowledge that I have received and read a copy of the Snow Lake Resources Ltd, Code of Business Conduct and Ethics and agree to respect its terms and its intent at all times.

Signature

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